Exhibit 99.1
Vail Resorts, Inc.
For Immediate Release
News Release

Vail Resorts Contacts:
Investor Relations:  Michelle Lang, (303) 404-1819, mlang@vailresorts.com
Media:  Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com

Vail Resorts Reports Fiscal 2009 Second Quarter Results
BROOMFIELD, Colo. - March 11, 2009 - Vail Resorts, Inc. (NYSE:  MTN) today reported results for the second quarter of fiscal 2009 ended January 31, 2009, as well as the Company’s ski season to date metrics through March 1, 2009, and the Company’s calendar 2009 resort capital plan.

Second Quarter Highlights
•
Resort Reported EBITDA, which includes the Company’s Mountain and Lodging segments, of $105.9 million in the second fiscal quarter decreased by $9.6 million, or 8.3%, from the prior year second fiscal quarter.

•	Real Estate Reported EBITDA of $29.6 million in the second fiscal quarter increased by $27.9 million from the prior year second fiscal quarter.

•	Net income of $60.5 million in the second fiscal quarter increased by $9.2 million, or 18.0%, from the prior year second fiscal quarter.

•
Net Debt leverage ratio of 1.2 times trailing twelve months Total Reported EBITDA, $139.2 million of cash and cash equivalents on hand as of January 31, 2009, and no revolver borrowings under the Company’s $400 million senior credit facility.

    Commenting on our second quarter fiscal 2009 results, Rob Katz, Chief Executive Officer said, “Our second quarter Resort segment results, which encompass the first part of the ski season, reflect the impact of the severe downturn in the economy.  The Company’s Mountain segment results were negatively impacted by lower destination visitation, which drove lower lift revenue and to a greater degree a decline in our ancillary business revenue, including ski school, dining and retail/rental.  This was partially offset by strong season pass revenue and pass skier visitation including from our new Epic Season Pass holders.  The strong season pass sales enabled us to lock-in sales from a large portion of our Colorado in-state guests as well as a portion of our destination guests before the commencement of the major part of our ski season.  Total season pass sales (including the Epic Season Pass) increased by $17.1 million, or 22.1%, as of January 31, 2009, for the 2008/2009 ski season over total season pass sales for the entire 2007/2008 ski season.  Our lodging bookings as of January 31, 2009, were down 14.9% to the prior year, and reflect a much closer booking window experienced throughout this winter ski season.  In addition, our guests are spending less on average during their stay, especially in the areas of private ski school lessons, fine dining and retail.  Lodging segment results benefited from the acquisition of Colorado Mountain Express (“CME”) at the beginning of the current year second quarter, the full period operations of the Arrabelle compared to start-up and pre-opening expenses incurred in the prior year and the renovation of the Lodge at Vail as part of the Vail Front Door real estate project.  Our Real Estate segment improved results reflect the timing of closings and mix of units sold, including the current year second quarter closings of six Lodge at Vail Chalets, one Arrabelle unit and three Crystal Peak Lodge units compared to the number and type of closings in the prior year.  Overall, relative to the unprecedented environment we are in, our results for the quarter reflect the strength of our assets, brands, season pass programs and the passion of our employees in delivering the highest quality experience to our guests.  Very importantly in these times, our balance sheet remains strong with net leverage of only 1.2 times trailing twelve months Total Reported EBITDA, no borrowings under our revolver and virtually no principal maturities due on any of our debt through 2013.”

Mountain Segment
•	Mountain segment revenue was $258.5 million in the second quarter of fiscal 2009 compared to $279.7 million in the second quarter of fiscal 2008, a decline of 7.6%.

•	Mountain Reported EBITDA was $103.5 million in the second quarter of fiscal 2009 compared to $117.5 million in the second quarter of fiscal 2008, a decline of 11.9%.

    Lift ticket revenue in the current year second fiscal quarter decreased $6.8 million, or 5.1%, from the prior year second fiscal quarter due primarily to a 19.3% decrease in visits excluding season pass holders, partially offset by a 4.6% increase in effective ticket price excluding season passes and an 18.2% increase in season pass revenue, which included an 8.4% increase in effective pass price.  The significant increase in visits from season pass holders, which partially caused the offsetting decline in other visits was primarily driven by the introduction of the Epic Season Pass, with the increase in season pass visits causing the overall decline in effective ticket price of 4.4%.  Additionally, the mix of destination to in-state guest visits was approximately 52% to 48%, respectively, in the current year quarter compared to approximately 59% to 41%, respectively, in the prior year quarter.  Total skier visits increased 0.9% at the Company’s four Colorado resorts, while total skier visits including Heavenly decreased 0.8%.  The Company’s lift revenue and skier visit year-over-year variance percentages were favorably impacted by the timing of the current year second quarter end, which ended on a higher volume Saturday, compared to the prior year quarter ending on a Thursday.  Total skier visits and lift revenue were down approximately 4.5% and 7.5%, respectively, when comparing the season to date period ending Saturday, January 31, 2009, with the prior year period ending Saturday, February 2, 2008.
Revenue for the Company's ancillary business, ski school, dining and retail/rental operations, were all impacted by the current downturn in the economic environment and a resulting decrease in destination visitors and overall spending per guest.   Ski school revenue decreased $6.2 million, or 17.6%.   Dining revenue decreased $2.6 million, or 11.4%, driven by the decline in total on-mountain food and beverage transactions and lower check averages, coupled with a decrease in overall fine dining.  Retail/rental revenue decreased $7.5 million, or 11.3%, due to lower sales and rental volumes at the Company’s mountain locations.  Ski school, dining and retail/rental revenues decreased by approximately 20.1%, 15.5% and 13.9%, respectively, when comparing the current year season to date period ending Saturday, January 31, 2009, with the prior year period ending Saturday, February 2, 2008.  Other revenue increased $1.9 million, or 9.3%, due primarily to the opening of the Vail Mountain Club.
Mountain segment operating expenses decreased by $7.0 million, or 4.3%, attributable to a decline in variable-based operating expenses, including U.S. Forest Service fees; credit card fees; other resort fees; ski school and dining labor; dining and retail/rental cost of sales as well as lower allocated corporate overhead expense.

Lodging Segment
•
Lodging segment revenue was $41.2 million in the second quarter of fiscal 2009 compared to $34.8 million in the second quarter of fiscal 2008, an increase of 18.2%, primarily due to the opening of the Arrabelle in January 2008 and the acquisition of CME on November 1, 2008.  Excluding the impact of the Arrabelle and CME, Lodging segment revenue would have decreased 13.2%.

•
Second quarter average daily rate (“ADR”) decreased 6.4%  and revenue per available room (“RevPAR”) decreased 15.1% at the Company’s owned hotels and managed condominiums on a “same store” basis, excluding the Arrabelle, compared to the prior year second quarter.

•
Lodging Reported EBITDA was $2.5 million in the second quarter of fiscal 2009 compared to a loss of $2.0 million in the second quarter of fiscal 2008.  The prior year quarter included $2.2 million of pre-opening and start-up expenses at the Arrabelle and the current year second quarter included $7.9 million of revenue and $5.4 million of expense from CME.

    During the second quarter fiscal 2009, the Lodging segment results were impacted by similar trends realized by the Mountain segment, including the decline in destination visitation at our Mountain resorts as well as being impacted by a decline in group room nights.  During the quarter, the Company’s owned and managed properties offered promotions and packages to attract guests to the mountains, driving a decrease in ADR.  Overall, the Lodging segment experienced significantly less visibility with a much shorter booking window in both peak and non-peak periods, while a mix shift occurred from group business to transient business compared to the prior year quarter.
In addition, the second quarter of fiscal 2009 included a full quarter of operations from CME, which was acquired on November 1, 2008.  Excluding the acquisition of CME and the operations of the Arrabelle in the current year quarter and the Arrabelle’s expenses in the prior year quarter, operating expenses would have decreased 12.5%, attributable to the variable nature of a large part of Lodging segment expenses, which were reduced commensurate with the similar revenue decrease excluding the Arrabelle and CME.
During the second quarter of fiscal 2009, the Company opened The Osprey at Beaver Creek, a RockResort, formerly the Inn at Beaver Creek following a $7 million renovation.

Resort Segment – Combination of Mountain and Lodging Segments
•	Resort revenue was $299.6 million in the second quarter of fiscal 2009 compared to $314.5 million in the second quarter of fiscal 2008, a decrease of 4.7%.

•	Resort Reported EBITDA was $105.9 million in the second quarter of fiscal 2009 compared to $115.5 million in the second quarter of fiscal 2008, a decline of 8.3%.

Real Estate Segment
•	Real estate revenue was $89.2 million in the second quarter of fiscal 2009 compared to $45.5 million in the second quarter of fiscal 2008.

•	Real Estate Reported EBITDA was $29.6 million in the second quarter of fiscal 2009 compared to $1.8 million in the second quarter of fiscal 2008.

In the second quarter of fiscal 2009, the Company closed on six Lodge at Vail Chalets, one Arrabelle unit and three Crystal Peak Lodge units.  To date, the Company has closed on 12 of 13 Lodge at Vail Chalets, with the remaining unit anticipated to close in the spring of 2009, due to the extensive nature of the buyer upgrades associated with this unit; all 66 Arrabelle units with the final unit closing on March 9, 2009, and 42 of 45 Crystal Peak Lodge units.  To date, the Company has also closed on 384 Vail Mountain Club memberships for total proceeds of $70.1 million, and has closed on 11 memberships for the newly introduced Arrabelle Club for total proceeds of $1.2 million.

Total Performance
•	Total revenue was $388.8 million in the second quarter of fiscal 2009 compared to $360.0 million in the second quarter of fiscal 2008, an increase of 8.0%.

•
Net income was $60.5 million, or $1.65 per diluted share, in the second quarter of fiscal 2009 compared to net income of $51.3 million, or $1.31 per diluted share, in the second quarter of fiscal 2008.  In addition, included in the six month net income results in the prior year was the receipt of the final cash settlement from Cheeca Holdings, LLC of which $11.9 million (net of final attorney’s fees and on a pre-tax basis) was included in contract dispute credit, net.

Balance Sheet
At January 31, 2009, the Company had cash and cash equivalents on hand of $139.2 million, Net Debt of 1.2 times trailing twelve months Total Reported EBITDA and a $400 million senior credit facility, which matures in 2012, with no revolver borrowings under the facility, currently priced at LIBOR plus 50 basis points.  The Company has approximately $3.0 million of principal maturities due in total through 2013.

Stock Repurchase Program
During the second quarter of fiscal 2009, the Company repurchased 317,727 shares of common stock at an average price of $23.48 for a total amount of approximately $7.5 million in the quarter.  Since the inception of this program in fiscal 2006, the Company has repurchased 3,600,235 shares at an average price of $38.98 for a total amount of approximately $140.3 million, with 2,399,765 shares remaining available under the existing repurchase authorization.  The purchases under this program are reviewed by the Company’s Board quarterly and are based on a number of factors to determine the appropriate uses of excess cash, including the Company’s expected future financial performance, the Company’s available cash resources and competing uses for cash that may arise in the future, the restrictions in the Company’s credit facility and in the indenture governing the outstanding 6.75% senior subordinated notes, prevailing prices of the Company’s common stock and the number of shares that become available for sale at prices that the Company believes are attractive.

Calendar 2009 Resort Capital Expenditure Announcement
Vail Resorts is committed to offering our guests an exceptional guest experience.  Over the past four years, the Company has made significant investments in resort assets to enhance the overall guest experience.  Highlighting several of these recent major discretionary capital expenditures, the projects have included:  the Keystone River Run gondola; the Breckenridge gondola; two new high-speed chairlifts at Vail (Chairs 10 and 14); Heavenly’s high-speed Olympic Express chairlift; Beaver Creek’s Buckaroo Express gondola and the Ranch, a new children’s ski school on-mountain check-in/dining building; the Osprey at Beaver Creek renovation and new central reservations and web platform deployment.  Additionally, the Company has recently benefited from significant resort assets that have come from the Company’s real estate development activity including the Arrabelle (including the Arrabelle hotel, spa, private club, skier services and commercial space) and Vail Front Door (including the Lodge at Vail spa and suite rooms, new skier service area and Vail Mountain Club) projects.  Over the past three calendar years of 2006 through 2008, the Company has expended close to $300 million in resort capital expenditures, excluding the resort assets that have come from our real estate activities.
In recognition of the current economic climate, and given the significant investments that the Company has made in resort assets over the past several years, the Company expects to spend approximately $50 million to $60 million of resort capital expenditures in calendar 2009, including $32 million to $37 million for “maintenance” capital expenditures that the Company believes are necessary to maintain the high quality appearance and level of service at the Company’s five ski resorts and throughout its hotels.  Highlights of the “maintenance” capital expenditures include:  snow-cat replacements; lift upgrades; snowmaking equipment; lodging furniture, fixture & equipment and rental equipment fleet capital.  This year’s discretionary projects will include: a skier bridge at Keystone following the completion of the new Keystone gondola, enabling guests easier access to ski across the river to the new base of the gondola and River Run Village; the build-out of a new restaurant at Peak 7 in Breckenridge in conjunction with the Crystal Peak Lodge real estate project; completion of a brand new online planning and booking platform, offering guests a much more seamless and useful way to make reservations at the Company's resorts; and a new tubing lift and tubing hill expansion at Heavenly to generate both winter and summer business.
Commenting on the calendar 2009 resort capital expenditure announcement, Katz said, “Our level of planned capital expenditures for calendar 2009, while responding to our current economic environment, still underscores our commitment to the overall guest experience and includes investments to maintain our current high quality standards.”

Season to Date Metrics through March 1, 2009
The Company is providing an update on the ski season metrics for the comparative periods from the beginning of the ski season through Sunday, March 1, 2009, and for the similar prior year period through Sunday, March 2, 2008, which includes interim period data and is subject to fiscal third quarter end review and adjustments.

•
Season to date total skier visits for the Company’s five mountain resorts were down 5.1% for the season to date period through March 1, 2009, compared to the prior year season to date period ending March 2, 2008.

•
Season to date total lift ticket revenue through March 1, 2009, including an allocated portion of season pass revenue for each applicable period, was down 8.0% compared to the prior year season to date period ending March 2, 2008.

•	Additionally, the Company is providing the following update on bookings.

➢
Bookings through the Company’s central reservations and directly at the Company’s owned and managed properties as of February 28, 2009, were down 13.9% in room nights compared to the same prior year period, inclusive of actual guest stays season to date.

    Commenting on the ski season metrics season to date, Rob Katz said, “Our season to date metrics through Sunday, March 1, 2009, compared to the prior year period ending Sunday, March 2, 2008, reflect similar trends in the areas of total visits, lift revenue and ski school revenue as we saw through our first interim period through January 4, 2009, compared to January 6, 2008, and then again for the period through January 31, 2009, compared to February 2, 2008, despite a worsening economic environment.  Our dining and retail/rental revenue trends, while having worsened during January, have stabilized and are consistent with the trends for the period through January 31, 2009, compared to February 2, 2008.  Our bookings trends have improved to down 13.9% from down 23.3% announced in early December and from down 14.9% at January 31, 2009.”

Outlook
Commenting on the Company’s outlook for the remainder of fiscal 2009, Katz said, “2009 has been a challenging time for the entire travel industry and our Company has certainly been impacted with negative trends in our resort business.  However, the Company remains in a strong position from a capital structure and balance sheet perspective which we believe will enable us to navigate through the current environment, even if prolonged, while still delivering on our mission of extraordinary resorts, exceptional experiences.  We do expect that for the remainder of the fiscal year the trend of our results to the prior year will worsen from the results realized in the second quarter.  This is due primarily to the third quarter being a historically larger revenue quarter than the second quarter with the continuing negative trends having a greater impact.  In addition, our real estate brokerage joint venture, included in Mountain segment results as mountain equity investment income, net, was positively impacted in the first half of the current fiscal year by project related closings with the remainder of the fiscal year anticipated to experience a significant decline in brokerage fees due to virtually no project closings and much lower residential activity.  In the fourth quarter of the prior fiscal year, there were also some one-time favorable expense credits in the areas of workers’ compensation, property tax and health insurance costs, which are not expected to reoccur in the fourth quarter of fiscal 2009.  In our Real Estate segment, minimal second half closings are anticipated as the vast majority of the units are already closed through the first half of the current year on projects now completed.”
Commenting on the fiscal 2009 guidance, Katz continued, “Since we provided our initial fiscal 2009 guidance in late September 2008, the overall macro economic environment has continued to deteriorate, causing us to disclose at the time of our first quarter fiscal 2009 release that results could fall below the lower end of our original guidance range given the advance bookings we were seeing at that time.  Based on results to date and our current visibility into March and April, we believe our earlier concerns were well founded and now estimate that fiscal 2009 results will fall below the lower end of our initial guidance range issued before the start of the season.  Incorporated in our new guidance range is an increase to our Real Estate Reported EBITDA guidance of $6 million at the low end of the range and $4 million at the high end of the range, which was favorably impacted by an improved contribution from our Crystal Peak Lodge development and other reduced costs.”
The following table reflects our current forecasted guidance range for the Company’s fiscal year ending July 31, 2009, for Reported EBITDA (after stock-based compensation expense) and reconciles such Reported EBITDA guidance to net income guidance for fiscal 2009.

	Current Fiscal 2009 Guidance
	(In thousands)
	For the Year Ending
	July 31, 2009
	Low End Range	High End Range
Mountain Reported EBITDA (1)	$152,000	$162,000
Lodging Reported EBITDA (2)	9,000	15,000
Resort Reported EBITDA (3)	164,000	174,000
Real Estate Reported EBITDA (4)	40,000	44,000
Total Reported EBITDA	204,000	218,000
Depreciation and amortization	(108,000)	(106,000)
Loss on disposal of fixed assets, net	(1,100)	(1,000)
Investment income	1,800	1,900
Interest expense, net	(28,400)	(26,900)
Minority interest in income of consolidated subsidiaries, net	(800)	(2,000)
Income before provision for income taxes	67,500	84,000
Provision for income taxes	(26,500)	(33,000)
Net income	$41,000	$51,000

(1)	Mountain Reported EBITDA includes approximately $4 million of stock-based compensation.

(2)	Lodging Reported EBITDA guidance includes approximately $2 million of stock-based compensation and includes CME contribution of approximately $5.0 million.

(3)
Resort represents the sum of Mountain and Lodging. The Company provides Reported EBITDA ranges for the Mountain and Lodging segments, as well as for the two combined.  Readers are cautioned to recognize that the low end of the expected ranges provided for the Lodging and Mountain segments, while possible, do not sum to the low end of the Resort Reported EBITDA range provided because we do not necessarily expect or assume that we will actually hit the low end of both ranges, as the actual Resort Reported EBITDA will depend on the actual mix of the Lodging and Mountain components.  Similarly, the high end of the ranges for the Lodging and Mountain segments do not sum to the high end of the Resort Reported EBITDA range.

(4)	Real Estate Reported EBITDA includes approximately $4 million of stock-based compensation.

Earnings Conference Call
For further discussion of the contents of this press release, please listen to our live webcast today at 11:00 am ET, available at www.vailresorts.com in the Investor Relations section.

Vail Resorts, Inc., through its subsidiaries, is the leading mountain resort operator in the United States. The Company's subsidiaries operate the mountain resort properties of Vail, Beaver Creek, Breckenridge and Keystone mountain resorts in Colorado, the Heavenly Ski Resort in the Lake Tahoe area of California and Nevada, and the Grand Teton Lodge Company in Jackson Hole, Wyoming. The Company's subsidiary, RockResorts, a luxury resort hotel company, manages casually elegant properties across the United States and the Caribbean. Vail Resorts Development Company is the real estate planning, development and construction subsidiary of Vail Resorts, Inc. Vail Resorts, Inc. is a publicly held company traded on the New York Stock Exchange (NYSE: MTN).  The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.
***

Statements in this press release, other than statements of historical information, are forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Such risks and uncertainties include but are not limited to:  sustained downturn in general economic conditions, including adverse effects on the overall travel and leisure related  industries; terrorist acts upon the United States; threat of or actual war; unfavorable weather conditions; our ability to obtain financing on terms acceptable to us to finance our real estate investments, capital expenditures and growth strategy; our ability to continue to grow our resort and real estate operations; competition in our mountain and lodging businesses; our ability to hire and retain a sufficient seasonal workforce; our ability to successfully initiate and/or complete real estate development projects and achieve the anticipated financial benefits from such projects; adverse changes in real estate markets; implications arising from new Financial Accounting Standards Board (“FASB”)/governmental legislation, rulings or interpretations; our reliance on government permits or approvals for our use of Federal land or to make operational improvements; our ability to integrate and successfully operate future acquisitions; and adverse consequences of current or future legal claims.  All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.  All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements, except as may be required by law.  Investors are also directed to other risks discussed in documents filed by the Company with the Securities and Exchange Commission.

The Company uses the terms “Reported EBITDA” and “Net Debt” when reporting financial results in accordance with Securities and Exchange Commission rules regarding the use of non-GAAP financial measures.  The Company defines Reported EBITDA as segment net revenue less segment operating expense plus segment equity investment income and for the Real Estate segment plus gain on sale of real property.  The Company defines Net Debt as long-term debt plus long-term debt due within one year less cash and cash equivalents.

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	January 31,
	2009	2008
Net revenue:
Mountain	$258,489	$279,722
Lodging	41,150	34,827
Real estate	89,157	45,471
Total net revenue	388,796	360,020
Segment operating expense:
Mountain	156,188	163,188
Lodging	38,697	36,782
Real estate	59,508	44,409
Total segment operating expense	254,393	244,379
Other operating income (expense):
Depreciation and amortization	(27,438)	(23,621)
Gain on sale of real property	--	709
Loss on disposal of fixed assets, net	(422)	(157)
Income from operations	106,543	92,572
Mountain equity investment income, net	1,161	926
Investment income	336	2,019
Interest expense, net	(7,295)	(7,535)
Minority interest in income of consolidated subsidiaries, net	(3,788)	(4,910)
Income before provision for income taxes	96,957	83,072
Provision for income taxes	(36,412)	(31,753)
Net income	$60,545	$51,319

Per share amounts:
Basic net income per share	$1.66	$1.32
Diluted net income per share	$1.65	$1.31

Weighted average shares outstanding:
Basic	36,570	38,796
Diluted	36,663	39,145

Other Data:
Mountain Reported EBITDA	$103,462	$117,460
Lodging Reported EBITDA	$2,453	$(1,955)
Resort Reported EBITDA	$105,915	$115,505
Real Estate Reported EBITDA	$29,649	$1,771
Total Reported EBITDA	$135,564	$117,276

Mountain stock-based compensation	$1,128	$750
Lodging stock-based compensation	$472	$339
Resort stock-based compensation	$1,600	$1,089
Real Estate stock-based compensation	$1,074	$837
Total stock-based compensation	$2,674	$1,926

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Six Months Ended
	January 31,
	2009	2008
Net revenue:
Mountain	$299,267	$322,258
Lodging	86,403	78,144
Real estate	155,907	57,504
Total net revenue	541,577	457,906
Segment operating expense:
Mountain	237,411	244,136
Lodging	83,595	78,018
Real estate	110,885	51,322
Total segment operating expense	431,891	373,476
Other operating income (expense):
Depreciation and amortization	(52,516)	(44,383)
Gain on sale of real property	--	709
Loss on disposal of fixed assets, net	(602)	(391)
Income from operations	56,568	40,365
Mountain equity investment income, net	2,176	2,895
Investment income	979	5,237
Interest expense, net	(15,242)	(15,179)
Contract dispute credit, net	--	11,920
Minority interest in income of consolidated subsidiaries, net	(1,437)	(2,847)
Income before provision for income taxes	43,044	42,391
Provision for income taxes	(17,003)	(15,685)
Net income	$26,041	$26,706

Per share amounts:
Basic net income per share	$0.71	$0.69
Diluted net income per share	$0.71	$0.68

Weighted average shares outstanding:
Basic	36,728	38,883
Diluted	36,912	39,271

Other Data:
Mountain Reported EBITDA	$64,032	$81,017
Lodging Reported EBITDA	$2,808	$126
Resort Reported EBITDA	$66,840	$81,143
Real Estate Reported EBITDA	$45,022	$6,891
Total Reported EBITDA	$111,862	$88,034

Mountain stock-based compensation	$2,321	$1,894
Lodging stock-based compensation	$901	$599
Resort stock-based compensation	$3,222	$2,493
Real Estate stock-based compensation	$2,019	$1,407
Total stock-based compensation	$5,241	$3,900

Vail Resorts, Inc.
Resort Revenue by Business Line and Skier Visits
(In thousands, except Effective Ticket Price)
(Unaudited)

	Three Months Ended		Percentage	Six Months Ended		Percentage
	January 31,		Increase	January 31,		Increase
	2009	2008	(Decrease)	2009	2008	(Decrease)
Business Line
Lift tickets	$127,158	$133,998	(5.1)%	$127,158	$133,998	(5.1)%
Ski school	28,962	35,155	(17.6)%	28,962	35,155	(17.6)%
Dining	20,281	22,895	(11.4)%	24,210	27,658	(12.5)%
Retail/rental	59,238	66,771	(11.3)%	81,664	90,311	(9.6)%
Other	22,850	20,903	9.3%	37,273	35,136	6.1%
Total Mountain Revenue	$258,489	$279,722	(7.6)%	$299,267	$322,258	(7.1)%

Total Lodging Revenue	$41,150	$34,827	18.2%	$86,403	$78,144	10.6%

Total Resort Revenue	$299,639	$314,549	(4.7)%	$385,670	$400,402	(3.7)%

	Three Months Ended		Percentage	Six Months Ended		Percentage
	January 31,		Increase	January 31,		Increase
	2009	2008	(Decrease)	2009	2008	(Decrease)
Skier Visits
Vail	741	680	9.0%	741	680	9.0%
Breckenridge	730	743	(1.7)%	730	743	(1.7)%
Keystone	515	571	(9.8)%	515	571	(9.8)%
Heavenly	361	403	(10.4)%	361	403	(10.4)%
Beaver Creek	431	402	7.2%	431	402	7.2%
Total Skier Visits	2,778	2,799	(0.8)%	2,778	2,799	(0.8)%

Effective Ticket Price	$45.77	$47.87	(4.4)%	$45.77	$47.87	(4.4)%

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of January 31,
	2009	2008
Real estate held for sale and investment	$247,329	$381,379
Total stockholders' equity	$743,882	$720,884

Long-term debt	$491,777	$554,411
Long-term debt due within one year	304	100,710
Total debt	492,081	655,121
Less: cash and cash equivalents	139,172	274,433
Net debt	$352,909	$380,688

Reconciliation of Non-GAAP Financial Measures

Resort, Mountain and Lodging, and Real Estate Reported EBITDA have been presented herein as measures of the Company's financial operating performance.  Reported EBITDA and Net Debt are not measures of financial performance or liquidity under accounting principles generally accepted in the United States of America ("GAAP"), and they might not be comparable to similarly titled measures of other companies.  Reported EBITDA and Net Debt should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP including net income, net change in cash and cash equivalents or other financial statement data.  The Company believes that Reported EBITDA is an indicative measurement of the Company's operating performance, and is similar to performance metrics generally used by investors to evaluate companies in the resort and lodging industries.  The Company primarily uses Reported EBITDA based targets in evaluating performance.  The Company believes that Net Debt is an important measurement as it is an indicator of the Company’s ability to obtain additional capital resources for its future cash needs.

Presented below is a reconciliation of Total Reported EBITDA to net income for the Company calculated in accordance with GAAP for the three and six months ended January 31, 2009 and 2008.
	(In thousands)
	(Unaudited)
	Three Months Ended		Six Months Ended
	January 31,		January 31,
	2009	2008	2009	2008
Mountain Reported EBITDA	$103,462	$117,460	$64,032	$81,017
Lodging Reported EBITDA	2,453	(1,955)	2,808	126
Resort Reported EBITDA*	105,915	115,505	66,840	81,143
Real Estate Reported EBITDA	29,649	1,771	45,022	6,891
Total Reported EBITDA	135,564	117,276	111,862	88,034
Depreciation and amortization	(27,438)	(23,621)	(52,516)	(44,383)
Loss on disposal of fixed assets, net	(422)	(157)	(602)	(391)
Investment income	336	2,019	979	5,237
Interest expense, net	(7,295)	(7,535)	(15,242)	(15,179)
Contract dispute credit, net	--	--	--	11,920
Minority interest in income of consolidated subsidiaries, net	(3,788)	(4,910)	(1,437)	(2,847)
Income before provision for income taxes	96,957	83,072	43,044	42,391
Provision for income taxes	(36,412)	(31,753)	(17,003)	(15,685)
Net income	$60,545	$51,319	$26,041	$26,706
* Resort represents the sum of Mountain and Lodging

Presented below is a reconciliation of Total Reported EBITDA to net income for the Company calculated in accordance with GAAP for the twelve months ended January 31, 2009.  Also presented is a reconciliation of Net Debt to Long-term Debt and the calculation of Net Debt to Total Reported EBITDA for the twelve months ended January 31, 2009.

(In thousands)
Twelve
Months Ended
January 31,
2009
Mountain Reported EBITDA	$203,576
Lodging Reported EBITDA	12,907
Resort Reported EBITDA*	216,483
Real Estate Reported EBITDA	84,068
Total Reported EBITDA	300,551
Depreciation and amortization	(101,927)
Loss on disposal of fixed assets, net	(1,745)
Investment income	4,027
Interest expense, net	(30,730)
Minority interest in income of consolidated subsidiaries, net	(3,510)
Income before provision for income taxes	166,666
Provision for income taxes	(64,404)
Net income	$102,262
* Resort represents the sum of Mountain and Lodging

(In thousands)
As of
January 31,
2009
Long-term debt	$491,777
Long-term debt due within one year	304
Total debt	492,081
Less: cash and cash equivalents	139,172
Net debt	$352,909

Net debt to Total Reported EBITDA	1.2x